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                                                                      Exhibit 99

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                                                      Release:   IMMEDIATE
                                                      For:       HADRON, INC.
                                                                 (Symbol: HDRN)
Contact:  Amber Gordon
          Ron Alexander
          (703) 329-9400

            HADRON ANNOUNCES CONSOLIDATED ADJUSTED PRO FORMA EARNINGS
                  FOLLOWING ACQUISITION OF ANALEX CORPORATION

Alexandria, VA, January 4, 2002 -- HADRON, INC. (OTC BB: HDRN) today filed a Form 8K/A with the Securities and Exchange Commission (SEC) related to its acquisition of Analex Corporation. The Form 8K/A presents consolidated, pro forma earnings resulting from the acquisition for the nine months ended September 30, 2001 and the twelve months ended December 31, 2000. The unaudited combined financial statements were filed with the SEC, and should be referred to for full notes and explanations regarding the financial information summarized in this press release. In addition, as noted in Note 3 of the Form 8K/A, Hadron had prior-year net operating losses available to offset certain Analex income tax payments and has already initiated certain staff and facilities cost reductions. Including these non-recurring adjustments, the acquisition, on a pro forma basis, resulted in an accretion to earnings per share.

         For the twelve months ended December 2000, earnings per share (EPS) would have gone from ($0.01) to $0.08 per share, and, for the nine months ended September 2001, EPS would have increased from $0.02 to $0.05 per share.

         Hadron reported adjusted pro forma combined revenues of $36.7 million and net income of $746,900 (or $0.05 per share) for the nine months ended September 30, 2001 compared to revenues of $12.7 million and net income of $147,800 (or $0.02 per share) for historical Hadron (i.e., without giving effect to the acquisition of Analex). For the twelve months ended December 31, 2000, Hadron had adjusted pro forma combined revenues of $49.9 million and net income of $1.1 million (or $0.08 per share) versus historical Hadron's revenues of $18.6 million with a net loss of $29,000 (or a $0.01 loss per share). At September 30, 2001, the Company's total shareholders' equity, on a pro forma combined basis, was $10,399,700 (or $0.66 per share) compared to $2,224,700 (or $0.28 per share) on a historical non-consolidated basis.

         "The acquisition of Analex has a significant, beneficial effect on the overall financial strength of Hadron, upon which we intend to build going forward," said Sterling Phillips, Hadron's President and CEO. "The consolidated Hadron is a larger, more efficient and competitive company, with significant strength in several areas of United States homeland security," he added. "The acquisition of Analex provides an additional earnings base from which the Company can grow," said Ron Alexander, Hadron's Chief Financial Officer.

                                                                        MORE ...

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HDRN:  Announces Consolidated, Adjusted Pro Forma Earnings                Page 2
January 4, 2002

                                  HADRON, INC.
                             Selected Financial Data
                                   (unaudited)

                                       Nine Months Ended                  Twelve Months Ended
                                       September 30, 2001                  December 31, 2000
                                 ------------------------------     -----------------------------
                                   Adjusted                           Adjusted
                                   Pro Forma       Historical         Pro Forma       Historical
                                   Combined          Hadron           Combined          Hadron
                                 -------------   --------------     -------------   -------------
Revenues                          $36,735,500     $ 12,724,800       $49,879,400     $18,577,400
Net Income  (Loss)                    746,900          147,800         1,083,900         (29,000)

Net Income (Loss) Per Share:
   Basic                          $      0.05     $       0.02       $      0.08     $     (0.01)
                                  ===========     ============       ===========     ===========
   Diluted                        $      0.05     $       0.02       $      0.08     $     (0.01)
                                  ===========     ============       ===========     ===========

Weighted avg. # shares:
   Basic                           14,301,131        6,520,040        12,836,288       5,055,197
                                  ===========     ============       ===========     ===========
   Diluted                         15,715,953        7,971,382        13,903,160       6,139,538
                                  ===========     ============       ===========     ===========

                                                          September 30, 2001
                                                      --------------------------
                                                       Pro Forma      Historical
                                                       Combined         Hadron
                                                      -----------     ----------
Total Shareholders' Equity                            $10,399,700     $2,224,700
                                                      ===========     ==========


         HADRON specializes in developing intelligence and biodefense solutions in support of our Nation's security. Hadron focuses on developing innovative technical solutions for the intelligence community; designing, developing and testing aerospace products and systems; analyzing and supporting defense systems; and developing medical defenses and treatments for toxic agents used in biological warfare and terrorism. The Company's stock trades on the OTC Electronic Bulletin Board under the symbol HDRN. HADRON can be found on the Internet at www.hadron.com. HADRON investor relations can be contacted at
            --------------
(703) 329-9400 or via email at agordon@hadron.com.

Except for the historical information contained herein, this press release contains forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended, that involve a number of risks and uncertainties. These forward-looking statements may be identified by reference to a future period by use of forward-looking terminology such as "anticipate," "expect," "could," "intend," "may" and other words of a similar nature. There are certain important factors and risks that could cause results to differ materially from those anticipated by the statements contained herein. Such factors and risks include business conditions and growth in the information services, engineering services, software development and government contracting arenas and in the economy in general. Competitive factors include the pressures toward consolidation of small government contracts into larger contracts awarded to major, multi-national corporations; and the Company's ability to continue to recruit and retain highly skilled technical, managerial and sales/marketing personnel. Other risks may be detailed from time to time in the Company's filings with the Securities and Exchange Commission. Hadron undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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